Exhibit 99.2

Since 1857

Contact:	Elaine Lintecum
916-321-1846
elintecum@mcclatchy.com

McCLATCHY ANNOUNCES CONSENTS TO AMEND ITS CREDIT AGREEMENT

Sacramento, CA, Jan. 27, 2010 - The McClatchy Company (NYSE: MNI) announced that lenders holding approximately 90% of the total commitments under the company’s credit facility have consented to an amendment to the credit agreement that will permit the company to issue $875 million of senior secured refinancing debt to refinance a portion of its bank debt and certain of its existing public bonds maturing in 2011 and 2014, and to extend the remaining portion of the consenting banks’ debt from June 27, 2011 to July 1, 2013.

Among other things, the amended Credit Agreement will (all amounts are as of December 27, 2009 giving effect to the refinancing):

•	Provide for at least a 60% commitment reduction and prepayment for all lenders that agree to extend the maturity of their remaining commitments and loans.

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Extend the term of the credit facility for an estimated $184 million of term and $201 million of revolving loan commitments to July 1, 2013, while leaving the maturity unchanged from June 27, 2011 for non-extending lenders whose loan commitments total an estimated $115 million ($73 million in outstanding balances at December 27, 2009). McClatchy expects to have approximately $189 million in revolver availability upon effectiveness of the amendment and the application of the proceeds of the issuance of the senior secured notes.

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Increases the consolidated total leverage ratio covenant (as defined) to a maximum of 6.75 to 1.00 through the quarter ending December 2010; stepping down to 6.50 to 1.00 from the quarter ending in March 2011 through the quarter ending in December 2011; to 6.25 to 1.00 from the quarter ending in March 2012 through the quarter ending in December 2012 and declining to 6.00 to 1.00 thereafter.

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Decreases the consolidated interest coverage ratio covenant (as defined) to a minimum of 1.50 to 1.00 from the quarter ending in March 2010 through the quarter ending in September 2011; increases it to 1.60 to 1.00 from the quarter ending in December 2011 through the quarter ending in September 2012; and further increases it to 1.70 to 1.00 thereafter.

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Increases pricing on all outstanding loans to interest at the London Interbank Offered Rate (LIBOR) plus a spread ranging from 425 basis points to 575 basis points, based upon the total leverage ratio and sets a floor on LIBOR for the purposes of interest payments under the credit agreement of no less than 300 basis points. The company will initially pay interest at 500 basis points over the LIBOR floor of 300 basis points, or 8.00% on its outstanding bank debt.

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Provides for pari passu sharing of collateral with new senior secured notes holders. The collateral package is unchanged from the current credit agreement and includes intangible assets, inventory, receivables and certain other assets.

•	Provides for the amendment to become effective immediately prior to the closing of the senior secured notes offering.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation’s largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation’s premier classified websites: the auto website, cars.com, and the rental site, Apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; the Company’s inability to continue to satisfy the New York Stock Exchange’s qualitative and quantitative listing standards for continued listing; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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